UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 14, 2005

Kansas City Southern
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4717	44-0663509
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

427 West 12th Street, Kansas City, Missouri		64105
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	816-983-1303

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.03 Material Modifications to Rights of Security Holders.

On December 9, 2005, Kansas City Southern ("KCS") completed the sale and issuance of 210,000 shares of its 5 1/8% Cumulative Convertible Perpetual Preferred Stock (the "Preferred Stock") Series D, par value $1.00 per share. Each share of Preferred Stock is convertible, at any time, into shares of KCS common stock at a conversion rate of 33.3333 shares of KCS common stock for each share of Preferred Stock subject to adjustments to the conversion rate as a result of dividends or distributions payable in shares of KCS common stock, subdivision or reclassification of shares of KCS common stock, and other events in which the KCS common stock may be diluted as provided in the Certificate of Designations of 5 1/8% Cumulative Convertible Perpetual Preferred Stock of Kansas City Southern ("Certificate of Designations"), filed as Exhibit 4.1 to this Current Report on Form 8-K, and as described below.

Dividends on the Preferred Stock are payable at the discretion of the Company in cash, in KCS common stock or any combination thereof, when, as and if declared by the KCS board of directors, at the rate of 5.125% per annum of the liquidation preference of $1,000 quarterly in arrears. Dividends on the Preferred Stock will be cumulative from the date of issuance. Accumulated but unpaid dividends on the Preferred Stock accumulate at the annual rate of 5.125%.

The Preferred stock ranks senior to the common stock and to each class or series of KCS capital stock that has terms which provide that such class or series will rank junior to the Preferred Stock and includes a liquidation preference that entitles the Preferred Stock holders to payment of $1,000 per share of Preferred Stock plus an amount equal to all dividends (whether or not declared) accumulated and unpaid on the Preferred Stock to the date of a final distribution in the event of any liquidation, dissolution or winding-up of KCS, before any payment or distribution of the KCS’s assets shall be made to or set apart for the holders of any KCS capital stock ranking junior to the Preferred Stock.

Upon certain designated events, holders of the Preferred Stock may, subject to legally available funds, require KCS to redeem any or all of their shares of Preferred Stock at the liquidation preference, plus any accumulated and unpaid dividends to the date of redemption, which KCS may pay in either cash, in shares of KCS common stock, or any combination thereof at KCS’s option. Preferred Stock holders will have no other right to require KCS to redeem the Preferred Stock at any time. On or after February 20, 2011, KCS may, at its option, cause all, and not less than all, of the outstanding shares of Preferred Stock to be automatically converted into shares of KCS common stock at the then prevailing conversion rate, but only if the closing sale price of the KCS common stock multiplied by the conversion rate then in effect equals or exceeds 130% of the liquidation preference for 20 trading days during any consecutive 30 trading day period, and if KCS has paid all accumulated and unpaid dividends on the dividend payment date immediately preceding the forced conversion date.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

KCS’s Amended and Restated Certificate of Incorporation provides the KCS board of directors with the authority to create, designate and fix the terms of and provide for the issuance of, from time to time, shares of new series preferred stock. As described in Item 3.03 above, KCS issued new series preferred stock, designated as 5 1/8% Cumulative Convertible Perpetual Preferred Stock Series D, on December 9, 2005 the terms of which are described more fully in the Certificate of Designations filed as Exhibit 4.1 to this Current Report on Form 8-K.

KCS amended it's Amended and Restated Certificate of Incorporation upon its filing, on December 9, 2005, of the Certificate of Designations of the Preferred Stock with the Secretary of State of Delaware.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

4.1 Certificate of Designations of 5 1/8% Cumulative Convertible Perpetual Preferred Stock, Series D of Kansas City Southern.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kansas City Southern

December 14, 2005	By:	James S. Brook

Name: James S. Brook
Title: Vice President and Comptroller (Principal Accounting Officer)

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Exhibit Index

Exhibit No.	Description

4.1	Certificate of Designations of 5 1/8% Cumulative Convertible Perpetual Preferred Stock, Series D of Kansas City Southern.